Exhibit 99.1

10 Cabot Place, Stoughton, MA 02072

News Release

For Immediate Release February 26, 2019	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (617-925-1961) mdevlin@envisionbank.com

RANDOLPH BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2018 FINANCIAL RESULTS

STOUGHTON, Massachusetts, February 26, 2019 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Envision Bank (the “Bank”), today announced a net loss of $228,000, or $0.04 per share, for the fourth quarter of 2018 compared to a net loss of $1.6 million, or $0.28 per share, for the fourth quarter of 2017. For the year ended December 31, 2018, the Company recognized a net loss of $2.1 million, or $0.37 per share, compared to a net loss of $2.1 million, or $0.39 per share, for the year ended December 31, 2017.

The operating results for the fourth quarter and full year in both 2018 and 2017 were affected by non-recurring items. Excluding non-recurring items, the net loss was $1.6 million in the fourth quarter of 2018 compared to a net loss of $1.0 million in the fourth quarter of 2017, while the net loss for the year ended December 31, 2018 was $3.7 million compared to a net loss of $1.0 million for the year ended December 31, 2017.

The following non-recurring items, all presented on a pre-tax basis, were excluded from the results discussed in the preceding paragraph:

•	Gains on the sale of buildings of $2.5 million in 2018, including a gain of $2.3 million in the fourth quarter in connection with the sale of a former branch location in downtown Boston.
•

Restructuring charges of $1.0 million in 2018, including $875,000 in the fourth quarter, and $594,000 in 2017, all of which was recorded in the fourth quarter. The restructuring charge in both years involved workforce reductions in mortgage banking operations. The 2018 charge also included contractual costs associated with office space no longer being used in Andover following consolidation of mortgage banking operations in the Bank’s North Attleboro location.

•	Merger and integration costs of $531,000 in 2017 related to the acquisition of First Eastern Bankshares Corporation.
•	An insurance recovery for property damage of $90,000 in 2018.

During 2018, the Company increased its total assets by $82.4 million, or 15.5%, from $531.9 million at December 31, 2017 to $614.3 million at December 31, 2018. During 2018, net loans increased $83.5 million, or 20.8%, while deposits, excluding brokered deposits, increased $16.7 million, or 4.6%. Additional brokered deposits and Federal Home Loan Bank of Boston (“FHLBB”) advances of $53.6 million and $13.1 million, respectively, were also utilized to fund the Bank’s asset growth in 2018.

James P. McDonough, President and Chief Executive Officer, stated, “During the fourth quarter we took several major actions to better position our mortgage banking operations for the future. First, we extended our geographic footprint to Central and Western Massachusetts with fully staffed loan origination offices in Westborough, West

Springfield and Wilbraham, adding fourteen experienced loan originators to our team. In January of this year, we added three additional experienced loan originators serving the important MetroWest region of the Boston market. To support these additions and to help us manage the Bank’s liquidity position, we hired an individual experienced in the sale of residential mortgage loans, primarily jumbo and adjustable rate mortgage loans, directly to other financial institutions. These additions significantly enhance our capacity to generate additional revenues in a period when the industry is facing the dual challenge of lower loan refinancing volume and margin compression on loan sales.”

Mr. McDonough added, “We also addressed the cost structure in our mortgage banking business by consolidating all residential loan origination operations in our North Attleboro office. We believe this consolidation will increase operating efficiency and help us with the consistent delivery of outstanding customer service. The decision to consolidate all residential loan origination activities was not an easy one. We continue to perform certain lending related activities at our Andover office. However, we are now using only 25% of the space we lease in Andover. The cost of taking these actions, including transition payments to new mortgage loan originators, severance payments for employees affected by the consolidation of mortgage banking operations, and recognition of our contractual obligation for leased space no longer being used amounted to $1.5 million in 2018. Because of these actions, we believe that we enter 2019 well positioned for a turnaround in our operating results.”

Year End Operating Results

Net interest income increased by $1.9 million for the year ended December 31, 2018 compared to the prior year. This increase was due to growth in average interest-earning assets of $74.0 million in 2018, partially offset by a decrease in net interest margin of 12 basis points from 3.22% in 2017 to 3.10% in 2018. These results reflect the continued leveraging of capital raised in our 2016 initial public offering. The decrease in net interest margin is due to a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities from 135.8% in 2017 to 129.1% in 2018, as well as increases in the cost of deposits and borrowings attributable to steady increases in the federal funds rate during the past two years combined with a flattening yield curve.

The Company recognized a provision for loan losses of $762,000 for the year ended December 31, 2018 compared to a provision of $540,000 in the prior year. The provisions in 2017 and 2018 were primarily the result of loan growth of approximately 20% experienced in both years. All internal measures of asset quality, including delinquency data, loan charge-offs, classified loan balances and nonaccrual loan balances have remained positive, reflecting the strength of the regional and local economy. The allowance for loan losses was 0.91% of total loans at December 31, 2018 compared to 0.92% at December 31, 2017.

Non-interest income increased $720,000 to $13.7 million for the year ended December 31, 2018 from $13.0 million for the year ended December 31, 2017. Included in non-interest income in 2018 were gains of $2.5 million resulting from building sales and a $90,000 insurance recovery. Excluding such non-recurring items, non-interest income was $11.1 million for the year ended December 31, 2018, a decrease of $1.8 million from the prior year. This decrease was principally due to a reduction of $1.6 million, or 17.6%, in gains on loan origination and sales activities attributable to the declining profit margin realized on loan sales throughout 2018. This margin compression was due to a number of factors including competitive pressures as banks and other lenders competed based on rate to maintain market share, lower demand for FHA loans which have a higher profit margin than conforming conventional loans, and a softening in pricing for mortgage-backed securities used to package the conventional mortgages we sell to the secondary market. Other components of non-interest income decreased $234,000 between years due primarily to a $209,000 reduction in net mortgage servicing fees. This decrease was attributable to a reversal of $334,000 in the valuation allowance for mortgage servicing rights in 2017 compared to $82,000 in 2018.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Non-interest expenses increased $1.9 million to $31.7 million for the year ended December 31, 2018 from $29.8 million for the year ended December 31, 2017. Excluding non-recurring items relating to restructuring charges of $1.0 million in 2018 and $594,000 in 2017, and merger integration costs of $531,000 in 2017, non-interest expenses increased $2.0 million, or 7.0%, in 2018. This increase was primarily due to an increase of $1.0 million in salaries and employee benefits attributable to transition payments to new loan originators of $893,000, employee severance obligations (not included in restructuring expenses) of $325,000, an increase in stock-based compensation of $388,000 following the initial award of restricted stock and stock options in October 2017, and increased loan originator commissions of $747,000 due primarily to a 13.6% increase in residential mortgage loan originations in 2018. These increases were partially offset by lower salaries and benefits associated with the reduction in the number of full-time equivalent employees from 220 at the beginning of 2017 to 194 at December 31, 2018, as well as an increase in the deferral of loan origination costs associated with the increase in loan originations in 2018.

Also contributing to the increase in non-interest expenses were higher occupancy and equipment costs of $218,000. This increase is due to additional rent expense and depreciation associated with the Andover office as well as the relocation of two existing branches to new locations (Stoughton in September 2017 and Braintree in April 2018). Marketing expenses increased $152,000 in 2018 principally due to advertising costs associated with the re-branding to Envision Bank. Other non-interest expenses increased $783,000 in 2018 principally as a result of a full year of stock-based compensation for directors, talent acquisition costs, as well as increased operating costs associated with higher volumes of both loan originations and debit card usage.

The Company recognized a tax benefit of $443,000 for the year ended December 31, 2017 compared to a tax provision of $31,000 for the year ended December 31, 2018. The tax benefit in 2017 resulted from repeal of the Alternative Minimum Tax (“AMT”) beginning in 2018 as set forth in the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act provides that existing AMT credit carryforwards become refundable during the period 2018-2021. As a result, the Company reversed the valuation allowance of $462,000 which had been established in prior years and recognized a tax benefit for this amount. State tax provisions of $31,000 and $19,000 were recognized in 2018 and 2017, respectively.

The Company has a net operating loss (“NOL”) carryforward at December 31, 2018 of $13.6 million. Since 2014, the NOL carryforward as well as other deferred tax assets have been subject to a full valuation allowance which amounted to $3.2 million at December 31, 2018 and $2.8 million at December 31, 2017.

Fourth Quarter Operating Results

Net interest income increased $580,000 in the quarter ended December 31, 2018 compared to the same period in the prior year. This increase was due to the growth in average interest-earning assets of $98.9 million between quarters, partially offset by a decrease in the net interest margin from 3.17% in the fourth quarter of 2017 to 3.01% in the fourth quarter of 2018. These results reflect the continued leveraging of capital raised in our 2016 initial public offering. The decrease in net interest margin is due to a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities from 132.7% in the fourth quarter of 2017 to 126.5% in the fourth quarter of 2018, as well as increases in the cost of deposits and borrowings attributable to steady increases in the federal funds rate during the past two years combined with a flattening yield curve.

The Company recognized a provision for loan losses of $579,000 and $205,000 for the quarters ended December 31, 2018 and 2017, respectively. As previously noted, the Company’s key measures continue to show strong asset quality. The quarterly provisions in 2018 and 2017 are primarily due to loan growth. The provision in the fourth quarter of 2018 also included $149,000 for an impaired consumer loan.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Non-interest income increased $2.7 million from $2.5 million for the quarter ended December 31, 2017 to $5.3 million for the same period of 2018. Included in non-interest income in the fourth quarter of 2018 was a gain of $2.3 million on the sale of our former branch location in downtown Boston. Excluding this non-recurring item, non-interest income was $3.0 million for the quarter ended December 31, 2018, an increase of $476,000 from the fourth quarter of 2017 largely due to an increase of $295,000 in net gains on loan origination and sale activities. During the quarter ended December 31, 2018, loan sales totaled $118.3 million compared to $95.5 million during the same period of 2017. The increase in loan sales was primarily due to the sale of loans originated in prior quarters aided by improved market conditions during the fourth quarter. Also contributing to the increase in non-interest income between periods was an impairment write-down of $225,000 in the prior year period on a branch office scheduled to be closed.

Non-interest expenses increased $1.3 million from $8.1 million for the quarter ended December 31, 2017 to $9.3 million for the quarter ended December 31, 2018. Excluding non-recurring items relating to restructuring charges of $875,000 in the fourth quarter of 2018 and $594,000 in the fourth quarter of 2017, non-interest expenses increased $1.0 million or 13.4%, between periods. This increase is primarily due to higher salaries and employee benefits associated with transition payments to loan originators of $589,000, severance obligations (not included in the restructuring charge) of $325,000 and higher commissions expense of $333,000, partially offset by higher deferral of loan origination costs due to an increase in residential and commercial real estate loan originations in the fourth quarter of 2018. Increases in mortgage banking operating costs associated with higher loan activity and new software tools, and talent acquisition costs were largely offset by a reduction in marketing costs in the fourth quarter of 2018. In the fourth quarter of 2017, additional marketing costs were incurred in preparation for the re-branding to Envision Bank.

The Company recognized a tax benefit of $295,000 for the quarter ended December 31, 2017 compared to a tax provision of $17,000 for the quarter ended December 31, 2018. As previously discussed, the Company reversed $462,000 of the deferred tax asset valuation allowance that had been established for AMT credit carryforwards upon passage of the Tax Act in December 2017. Partially offsetting this benefit was a tax provision of $166,000, of which $154,000 represented the reversal of previously recorded tax benefits in 2017. These benefits were due to and had been fully offset by taxes provided for other comprehensive income attributable to appreciation in the fair value of available-for-sale securities. This appreciation was wiped out in the fourth quarter of 2017 by unrealized losses on these securities.

Balance Sheet

Total assets were $614.3 million at December 31, 2018 compared to $531.9 million at December 31, 2017, an increase of $82.4 million, or 15.5%. This growth is due to an increase of $83.5 million in the loan portfolio and a $13.1 million increase in loans held for sale, partially offset by an $11.0 million decrease in investment securities and a $2.3 million decrease in premises and equipment. The increase in loans and decrease in investment securities reflect the Company’s strategy in recent years of shifting a higher proportion of its interest-earning assets into the higher yielding loan portfolio.

Net loans totaled $483.8 million at December 31, 2018, an increase of $83.5 million, or 20.8%, from December 31, 2017. Of this increase, $52.9 million, $16.8 million and $14.9 million was due to growth in residential mortgage loans (including home equity lines of credit), construction loans and commercial real estate loans, respectively. Commercial and industrial loans decreased $3.5 million during 2018 due primarily to repayments on loan participations acquired in 2017. No new participations were acquired during 2018. Consumer loans increased $3.1 million during 2018 due to purchases of auto loans.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Deposits increased $70.3 million, or 19.2%, to $437.1 million at December 31, 2018 from $366.8 million at December 31, 2017. Included in this increase was a $53.6 million increase in brokered deposits. Excluding the impact of brokered deposits, deposits increased $16.7 million, or 4.6%. This retail growth was concentrated in term certificates which increased $14.1 million during 2018 as customers responded to special offerings of such deposits.

The Company increased its borrowings from the FHLBB by $13.1 million during 2018 to help fund loan growth. Borrowings at December 31, 2018 totaled $89.0 million, including $84.2 million in overnight and one-month advances. At December 31, 2018, available borrowing capacity at the FHLBB amounted to $90.3 million based on qualified collateral as of that date.

Stockholders’ equity decreased $3.5 million to $78.0 million at December 31, 2018 compared to $81.5 million at December 31, 2017. The decrease is due to the net loss of $2.1 million, a reduction in the fair value of available for sale securities of $710,000 and stock repurchases of $1.7 million. These decreases were partially offset by equity adjustments of $1.0 million associated with the employee stock ownership plan and stock awards. The Company’s Tier 1 capital (to average assets) ratio was 14.08% at December 31, 2018 compared to 15.95% at December 31, 2017.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Envision Bank and its Envision Mortgage Division. Envision Bank is a full-service community bank with five retail branch locations, loan operations centers in North Attleboro and Stoughton, Massachusetts, seven loan production offices located throughout Massachusetts and one loan production office in New Hampshire.

Randolph Bancorp, Inc. is the sole member of Envision Bank Foundation, Inc. (the “Foundation”), a nonprofit corporation organized in 2016 to financially support community projects that improve the quality of life in markets served by Envision Bank. Since 2016, the Foundation has funded projects focused on support of military veterans and education. At December 31, 2108, the Foundation had total assets of $2.8 million.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risks outlined in the Company’s Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as tangible book value per share, return on average assets, return on average equity, non-interest income to total income and the efficiency ratio, and, where applicable, as adjusted for non-recurring items. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A table reconciling the Company’s GAAP to non-GAAP net income (loss) is attached.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2018	2017

Assets
Cash and due from banks	$3,451	$3,562
Interest-bearing deposits	3,667	5,260
Total cash and cash equivalents	7,118	8,822

Certificates of deposit	2,205	2,940
Securities available for sale, at fair value	50,556	61,576
Loans held for sale, at fair value	38,474	25,390
Loans, net of allowance for loan losses of $4,437 in 2018 and $3,737 in 2017	483,846	400,373
Federal Home Loan Bank of Boston stock, at cost	4,700	3,310
Accrued interest receivable	1,504	1,432
Mortgage servicing rights	7,786	6,397
Premises and equipment, net	6,368	8,670
Bank-owned life insurance	8,256	8,037
Foreclosed real estate	65	193
Other assets	3,462	4,752

Total assets	$614,340	$531,892

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$64,229	$62,130
Interest bearing	312,322	297,690
Brokered	60,579	7,016
Total deposits	437,130	366,836

Federal Home Loan Bank of Boston advances	89,036	75,954
Mortgagors' escrow accounts	2,129	907
Post-employment benefit obligations	2,551	2,750
Other liabilities	5,533	3,962
Total liabilities	536,379	450,409

Stockholders' Equity:
Common stock	60	61
Additional paid-in capital	55,608	56,493
Retained earnings	28,329	30,415
ESOP-Unearned compensation	(4,132)	(4,319)
Accumulated other comprehensive loss, net of tax	(1,904)	(1,167)
Total stockholders' equity	77,961	81,483

Total liabilities and stockholders' equity	$614,340	$531,892

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Interest and dividend income:
Loans	$5,624	$4,051	$19,541	$15,099
Other interest and dividend income	426	441	1,743	1,841
Total interest and dividend income	6,050	4,492	21,284	16,940

Interest expense	1,630	652	4,588	2,110

Net interest income	4,420	3,840	16,696	14,830
Provision for loan losses	579	205	762	540

Net interest income after provision for loan losses	3,841	3,635	15,934	14,290

Non-interest income:
Customer service fees	368	345	1,464	1,455
Gain on loan origination and sale activities, net	2,183	1,888	7,539	9,151
Mortgage servicing fees, net	329	324	1,264	1,473
Gain on sales of buildings	2,261	-	2,476	-
Other	144	(9)	940	884
Total non-interest income	5,285	2,548	13,683	12,963

Non-interest expenses:
Salaries and employee benefits	5,599	4,673	19,765	18,731
Occupancy and equipment	716	698	2,873	2,655
Professional fees	340	324	1,164	1,344
Marketing	274	365	1,141	989
Restructuring charges	875	594	968	594
Merger and integration costs	-	-	-	531
Other non-interest expenses	1,533	1,402	5,761	4,978
Total non-interest expenses	9,337	8,056	31,672	29,822

Loss before income taxes	(211)	(1,873)	(2,055)	(2,569)
Income tax provision (benefit)	17	(295)	31	(443)

Net loss	$(228)	$(1,578)	$(2,086)	$(2,126)

Loss per share (basic and diluted)	$(0.04)	$(0.28)	$(0.37)	$(0.39)

Weighted average shares outstanding	5,526,416	5,597,762	5,570,720	5,468,514

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Average Balances/Yields

(Dollars in thousands)

(Unaudited)

	Average Balance and Yields
	For the Three Months Ended December 31,
	2018			2017
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets:
Loans (1)	$526,192	$5,624	4.28%	$414,762	$4,050	3.91%
Investment securities(2) (3)	58,055	403	2.78%	66,486	455	2.74%
Interest-earning deposits	4,474	27	2.41%	8,612	30	1.39%
Total interest-earning assets	588,721	6,054	4.11%	489,860	4,535	3.70%
Noninterest-earning assets	28,310			27,827
Total assets	$617,031			$517,687
Interest-bearing liabilities:
Savings accounts	101,566	52	0.20%	102,307	42	0.16%
NOW accounts	42,291	50	0.47%	45,056	56	0.50%
Money market accounts	60,442	200	1.32%	61,559	89	0.58%
Term certificates	162,570	693	1.71%	93,547	246	1.05%
Total interest-bearing deposits	366,869	995	1.08%	302,469	433	0.57%
FHLB advances	98,460	635	2.58%	66,703	219	1.31%
Total interest-bearing liabilities	465,329	1,630	1.40%	369,172	652	0.71%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	66,608			59,128
Other noninterest-bearing liabilities	6,851			5,526
Total liabilities	538,788			433,826
Total equity	78,243			83,861
Total liabilities and equity	$617,031			$517,687
Net interest income		$4,424			$3,883
Interest rate spread(4)			2.71%			2.99%
Net interest-earning assets(5)	$123,392			$120,688
Net interest margin(6)			3.01%			3.17%

Ratio of interest-earning assets to interest-bearing liabilities	126.52%			132.69%

(1) Includes nonaccruing loan balances and interest received on such loans.

(2) Includes carrying value of securities classified as available-for-sale, FHLB of Boston stock and investment in the Depositors Insurance Fund.

(3) Includes tax equivalent adjustments for municipal securities, based on an effective tax rate of 21% for 2018 and 34.0% in 2017, of $4,000, $43,000 for 2018 and 2017, respectively.

(4) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(5) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6) Net interest margin represents net interest income divided by average total interest-earning assets.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Average Balances/Yields

(Dollars in thousands)

(Unaudited)

	Average Balance and Yields
	For the Year Ended December 31,
	2018			2017
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets:
Loans (1)	$471,849	$19,541	4.14%	$388,623	$15,099	3.89%
Investment securities(2) (3)	61,566	1,658	2.69%	68,995	1,920	2.78%
Interest-earning deposits	6,689	117	1.75%	8,505	100	1.18%
Total interest-earning assets	540,104	21,316	3.95%	466,123	17,119	3.67%
Noninterest-earning assets	26,621			29,304
Total assets	$566,725			$495,427
Interest-bearing liabilities:
Savings accounts	103,228	185	0.18%	103,670	163	0.16%
NOW accounts	42,449	205	0.48%	46,259	217	0.47%
Money market accounts	67,817	674	0.99%	56,535	277	0.49%
Term certificates	132,984	2,006	1.51%	90,879	899	0.99%
Total interest-bearing deposits	346,478	3,070	0.89%	297,343	1,556	0.52%
FHLB advances	71,990	1,518	2.11%	46,019	554	1.20%
Total interest-bearing liabilities	418,468	4,588	1.10%	343,362	2,110	0.61%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	62,350			61,871
Other noninterest-bearing liabilities	6,295			6,040
Total liabilities	487,113			411,273
Total equity	79,612			84,154
Total liabilities and equity	$566,725			$495,427
Net interest income		$16,728			$15,009
Interest rate spread(4)			2.85%			3.06%
Net interest-earning assets(5)	$121,636			$122,760
Net interest margin(6)			3.10%			3.22%

Ratio of interest-earning assets to interest-bearing liabilities	129.07%			135.75%

(1) Includes nonaccruing loan balances and interest received on such loans.

(2) Includes carrying value of securities classified as available-for-sale, FHLB of Boston stock and investment in the Depositors Insurance Fund.

(3) Includes tax equivalent adjustments for municipal securities, based on an effective tax rate of 21% for 2018 and 34.0% in 2017, of $32,000, $179,000 for 2018 and 2017, respectively.

(4) Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(5) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6) Net interest margin represents net interest income divided by average total interest-earning assets.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Rate/Volume Analysis

(Dollars in thousands)

(Unaudited)

	3 Months Ended
	December 31, 2018 v. 2017
	Increase (Decrease)		Total
	Due to Changes in		Increase
	Volume	Rate	(Decrease)
Interest-earning assets:
Loans	$1,164	$410	$1,574
Investment securities	(58)	6	(52)
Interest-earning deposits	(18)	15	(3)
Total interest-earning assets	1,088	431	1,519
Interest-bearing liabilities:
Savings accounts	-	10	10
NOW accounts	(3)	(3)	(6)
Money market accounts	(2)	113	111
Term certificates	243	204	447
Total interest-bearing deposits	238	324	562
FHLBB advances	137	279	416
Total interest-bearing liabilities	375	603	978

Change in net interest income	713	(172)	541

	Year Ended
	December 31, 2018 v. 2017
	Increase (Decrease)		Total
	Due to Changes in		Increase
	Volume	Rate	(Decrease)
Interest-earning assets:
Loans	$3,397	$1,045	$4,442
Investment securities	(202)	(60)	(262)
Interest-earning deposits	(25)	42	17
Total interest-earning assets	3,170	1,027	4,197
Interest-bearing liabilities:
Savings accounts	(1)	23	22
NOW accounts	(18)	6	(12)
Money market accounts	65	332	397
Term certificates	519	588	1,107
Total interest-bearing deposits	565	949	1,514
FHLBB advances	413	551	964
Total interest-bearing liabilities	978	1,500	2,478

Change in net interest income	2,192	(473)	1,719

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Segment Information

(Dollars in thousands)

(Unaudited)

	For the Year Ended December 31, 2018
	Envision Bank	Envision Mortgage	Consolidated Total
Net interest income	$15,664	$1,032	$16,696
Provision for loan losses	762	-	762

Net interest income after provision for loan losses	14,902	1,032	15,934

Non-interest income:
Customer service fees	1,344	120	1,464
Gain on loan origination and sale activities, net (1)	-	8,859	8,859
Mortgage servicing fees, net	(310)	1,574	1,264
Gain on sales of buildings	2,476	-	2,476
Other	520	420	940
Total non-interest income	4,030	10,973	15,003

Non-interest expenses:
Salaries and employee benefits	6,793	12,972	19,765
Occupancy and equipment	1,507	1,366	2,873
Restructuring charges	-	968	968
Other non-interest expenses	4,476	3,590	8,066
Total non-interest expenses	12,776	18,896	31,672

Income (loss) before income taxes and elimination of inter-segment profit	$6,156	$(6,891)	(735)

Elimination of inter-segment profit			(1,320)
Loss before income taxes			(2,055)

Income tax expense			31
Net loss			$(2,086)

Total Assets December 31, 2018	$526,871	$87,469	$614,340

(1) Before elimination of inter-segment profit

The information above was derived from the internal management reporting system used by management to measure performance of the segments.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Segment Information

(Dollars in thousands)

(Unaudited)

	For the Year Ended December 31, 2017
	Envision Bank	Envision Mortgage	Consolidated Total
Net interest income	$13,827	$1,003	$14,830
Provision for loan losses	540	-	540

Net interest income after provision for loan losses	13,287	1,003	14,290

Non-interest income:
Customer service fees	1,355	100	1,455
Gain on loan origination and sale activities, net (1)	-	10,047	10,047
Mortgage servicing fees, net	(258)	1,731	1,473
Other	408	476	884
Total non-interest income	1,505	12,354	13,859

Non-interest expenses:
Salaries and employee benefits	6,243	12,488	18,731
Occupancy and equipment	1,392	1,263	2,655
Restructuring charges	-	594	594
Merger and integration costs	19	512	531
Other non-interest expenses	3,955	3,356	7,311
Total non-interest expenses	11,609	18,213	29,822

Income (loss) before income taxes and elimination of inter-segment profit	$3,183	$(4,856)	(1,673)

Elimination of inter-segment profit			(896)
Loss before income taxes			(2,569)

Income tax benefit			(443)
Net loss			$(2,126)

Total Assets December 31, 2017	$468,515	$63,377	$531,892

(1) Before elimination of inter-segment profit

The information above was derived from the internal management reporting system used by management to measure performance of the segments.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Loss

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Net loss - GAAP basis	$(228)	$(1,578)	$(2,086)	$(2,126)
Non-interest income adjustments:
Gain on sales of buildings	(2,261)	-	(2,476)	-
Gain on insurance recovery	-	-	(90)	-

Non-interest expense adjustments:
Restructuring charges	875	594	968	594
Merger and integration costs	-	-	-	531
Net loss - Non-GAAP basis	$(1,614)	$(984)	$(3,684)	$(1,001)

The Company’s management believes that the presentation of net loss on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

877-963-2100 • www.randolphsavingsbank.com                                                              Member FDIC • Member DIF

Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Return on average assets: (1)
GAAP	(0.15%)	(1.22%)	(0.37%)	(0.43%)
Non-GAAP (2)	(1.05%)	(0.76%)	(0.65%)	(0.20%)

Return on average equity: (1)
GAAP	(1.17%)	(7.53%)	(2.62%)	(2.54%)
Non-GAAP (2)	(8.25%)	(4.69%)	(4.63%)	(1.19%)

Net interest margin	3.01%	3.17%	3.10%	3.22%

Non-interest income to total income:
GAAP	46.63%	36.19%	39.13%	43.35%
Non-GAAP (2)	33.33%	36.19%	34.31%	43.35%

Efficiency ratio:
GAAP	96.21%	126.11%	104.26%	107.30%
Non-GAAP (2)	113.68%	116.81%	110.39%	103.25%

Tier 1 capital to average assets (3)	14.08%	15.95%	14.08%	15.95%

Nonperforming assets as a percentage of total assets	0.61%	0.46%	0.61%	0.46%

Allowance for loan losses as a percentage of total loans (4)	0.91%	0.92%	0.91%	0.92%

Allowance for loan losses as a percentage of non-performing loans	121.06%	165.94%	121.06%	165.94%

Tangible book value per share	13.19	13.49	13.19	13.49

(1)	Annualized for quarterly periods presented
(2)	See page 13 - Reconciliation of GAAP to Non-GAAP Net Loss
(3)	Average assets calculated on a quarterly basis for all periods presented
(4)	Total loans excludes loans held for sale but includes net deferred loan costs and fees